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                                 EXHIBIT 23.02

                                  CONSENT OF
                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We hereby consent to the use in this Registration Statement of our report dated July 23, 1998, except for Note 12 to which the date is September 28, 1998 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), relating to the financial statements of Nanopierce Technologies, Inc. as of June 30, 1998 and for the year then ended, and to the reference to our Firm under the caption "Experts" in the Prospectus.



/s/ Gelfond Hochstadt Pangburn & Co.
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Gelfond Hochstadt Pangburn & Co.


Denver, Colorado
December 10, 1998